Exhibit 12.1

                    STATEMENT REGARDING COMPUTATION OF RATIOS


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                                                    Three
                                                    months
                                                    ended
                                                   3/31/03        2002          2001          2000         1999          1998
                                                ------------   -----------   -----------   -----------  -----------   -----------
Income (loss) from continuing operations
   before minority interest and income
   taxes                                        ($3,705,728)   $   136,471   $ 6,747,510   $19,993,000  $29,138,000   $33,792,000

Add Fixed Charges:
Interest expense                                   7,119,650    29,035,826    31,043,759    32,323,000   27,947,000    21,587,000
Capitalized interest                                       0             0             0             0            0             0
Debt cost amortization                               505,575     2,059,473     1,964,419     1,749,000    1,210,000       834,000
Estimate of interest component of rent
   expense                                               N/A           N/A           N/A           N/A          N/A           N/A
Less capitalized interest                                  0             0             0             0            0             0
                                                ------------- ------------- ------------- ------------- ------------ -------------

           EARNINGS                               $3,919,497   $31,231,770   $39,755,688   $54,065,000  $58,295,000   $56,213,000
                                                ============= ============= ============= ============= ============ =============


Fixed Charges
Interest expense                                  $7,119,650   $29,035,826   $31,043,759   $32,323,000  $27,947,000   $21,587,000
Capitalized interest                                       0             0             0             0            0             0
Debt cost amortization                               505,575     2,059,473     1,964,419     1,749,000    1,210,000       834,000
                                                ------------- ------------- ------------- ------------- ------------ -------------

           FIXED CHARGES                           7,625,225    31,095,299    33,008,178    34,072,000   29,157,000    22,421,000
Preferred stock dividends                          1,632,813     6,531,250     6,531,250     6,531,250    6,531,250     3,374,000
                                                ------------- ------------- ------------- ------------- ------------ -------------
FIXED CHARGES AND PREFERRED DIVIDENDS             $9,258,038   $37,626,549   $39,539,428   $40,603,250  $35,688,250   $25,795,000
                                                ============= ============= ============= ============= ============ =============

RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS                              0.42          0.83          1.01          1.33         1.63          2.18
                                                ============= ============= ============= ============= ============ =============
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